Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 13, 2012, (except for Note 6, as to which the date is October 17, 2012) included in the Current Report (Form 8-K) of Acadia Healthcare Company, Inc., dated October 17, 2012, with respect to the consolidated financial statements of Acadia Healthcare Company, Inc. as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011.

/s/ Ernst & Young LLP

Nashville, Tennessee

October 17, 2012